Exhibit 99.1

News—For Immediate Release

**Heritage Bank appreciates the usage of this entire release and original wording.**

Contact:

John Peck, CEO

4155 Lafayette Road

Hopkinsville, KY 42240

270-885-1171

john.peck@bankwithheritage.com

Heritage Bank Announces Appointment of Steve Hunt to the HopFed Board of Directors

Hopkinsville, KY, October 15, 2008— John Peck, President and CEO of Heritage Bank, is proud to announce the addition of Mr. Steve Hunt to the HopFed Board of Directors. Mr. Hunt will serve on the Board of Directors from the Christian County, KY market area.

“We are extremely fortunate to have someone with Mr. Hunt’s accomplishments join the Heritage Bank family; he is an outstanding community leader and experienced entrepreneur. His success in business and community involvement will be invaluable to the board, and we look forward to his participation,” commented John Peck.

Steve Hunt is Vice-President of Agri-Power, Inc. and Board Member of Agri-Chem, Inc. Mr. Hunt is an active farmer in Christian County, KY as a partner in Hunt Farms. Steve Hunt is a long time board member of the Kentucky Small Grain Growers Association, the Restoration Advisory Board for Fort Campbell and the Hopkinsville-Christian County Chamber of Commerce Agricultural Committee. Mr. Hunt is a Commissioner with the Christian County Water District, a member of the Kentucky Ag Water Quality Row Crops Committee and a member of the Christian County Agri-Business Association. He and his wife Tamarha have three sons Brandon, Darrin and Shane.

Heritage Bank serves neighborhoods in the Kentucky cities of Hopkinsville, Elkton, Cadiz, Murray, Benton, Calvert City, Fulton and the Tennessee neighborhoods of Kingston Springs, Ashland City, Pleasant View and Erin. The company is publicly traded on the NASDAQ under the holding company of HopFed BanCorp, Inc. (HFBC). The bank currently records assets of over $800 Million.

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Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.